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Exhibit 10.22

PROMISSORY NOTE

$1,000,000.00	New York, New York

July 15, 2005

        FOR VALUE RECEIVED, the undersigned (the "Maker") promises to pay to the order of Paradigm Geotechnology B.V., a company organized under the laws of The Netherlands ("Paradigm"), at its principal executive offices, the principal sum of ONE MILLION DOLLARS ($1,000,000.00), in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. This Note shall bear a fixed rate of interest at the Applicable Federal Rate (as that term is defined in Section 1274(d) of the Internal Revenue Code) as of the date of this Note, except as specifically set forth below in the event of default hereon. This Note shall be due and payable in full at the earlier of (a) nine years from the date set forth above, (b) the date that the Maker is no longer employed by Paradigm (regardless of the reason for his termination of employment) or (c) the consummation of an initial public offering in an amount not less than seventy five million                        Dollars ($75,000,000) involving the common stock of Paradigm or its successor. The Maker shall have the right and privilege of prepaying this Note at any time or times, in whole or in part, without notice or penalty, in principal amounts of no less than $5,000. All past due installments of principal shall bear interest at the highest rate permitted by applicable law, or if no such maximum rate is established by applicable law, then at the rate of eighteen percent (18%) per annum. The Maker, as well as any persons or entities to become liable for the payment of this Note, hereby expressly waive demand or presentment for payment of this Note, notice of nonpayment, protest, suit, acceleration, intention to accelerate, diligence and/or any notice of, or defense on account of, the extension of time of payment or change in the method of payments, and/or any modification of the terms hereof or any instrument securing or guaranteeing the payment hereof, and consent to any and all renewals and extensions in the time of payment hereof, and/or any modification of the terms hereof or any instrument securing or guaranteeing the payment hereof, and to any substitutions, exchange or release of any security herefor or the release of any party primarily or secondarily liable herefor, and further agree that the acceptance of late payment hereunder by Paradigm, waiver or other forgiveness of any other defaults by the Maker, shall not constitute a waiver by Paradigm of any subsequent defaults, late payments or other violations of the Maker's obligations hereunder and/or in the terms of any instrument securing or guaranteeing the payment hereof. If this Note is not paid when due (whether the same becomes due by acceleration or otherwise) and is placed in the hands of an attorney for collection, or if suit is filed hereon, or if this Note shall be collected by legal proceedings or through a probate or bankruptcy court, the Maker agrees to pay all costs of collection, including reasonable attorneys' fees.

        This Note shall be construed in accordance with the laws of the State of New York and the laws of the United States applicable to transactions in New York.

        The payment of this Note is secured by the pledge of 303,952 shares of Common Stock of Paradigm ("Common Stock") sold to the Maker (the "Shares") and options to purchase 2,355,623 shares of Common Stock (the "Options") (and shares realized upon the exercise of such options) which were provided to the Maker pursuant to an executive employment agreement, dated as of the date hereof, by and between Paradigm and the Maker, together with all proceeds, monies, income and benefits attributable or accruing to said property which the Maker is or may hereafter become entitled to receive on account of said property, including, but not by way of limitation, all dividends and other distributions on or with respect thereto whether payable in cash, stock or other property and all subscription and other rights, and any shares of Common Stock, as well as all of the Maker's interests in Fox Paine Capital Fund II International Fund, L.P. (the "Fund") (collectively, the "Collateral"). The Maker hereby pledges, assigns, transfers, delivers and grants to Paradigm a security interest in the Collateral to secure performance and payment of all obligations and indebtedness of the Maker hereunder, and delivers the certificate representing the Collateral to Paradigm, together with a stock power endorsed in blank, to secure such pledge. A portion of the Collateral may be released from this pledge upon partial payment of the Note without altering, varying or diminishing in any way the force, effect, lien, security interest or charge of this pledge as to the Collateral not expressly released, and this pledge shall continue as a first and prior lien and charge on all of the Collateral not expressly released until this Note has been paid in full. Partial release of the Collateral upon prepayment of a portion of the principal amount of the Note may be made in the sole discretion of Paradigm in the amounts deemed appropriate by it.

        So long as this Note is outstanding, then upon the direct or indirect sale by the Maker of any shares of Common Stock (including, but not limited to, any of the Shares held as part of the Collateral), or the receipt by the Maker of any distributions or payments with respect to his interests in the Fund, the repayment of an amount due under this Note equal to the proceeds of such sales, distributions or payments remaining after the payment by the Maker of any and all applicable taxes and reasonable fees and charges shall be accelerated and shall become immediately due and payable, and the Maker shall deliver to Paradigm all of the proceeds of such sales, distributions or payments remaining after the payment of any and all applicable taxes and reasonable fees and charges until this Note is repaid in full, including the amount of any interest that may become due hereunder.

        In addition to recourse against the Collateral, this Note shall be full recourse against the Maker, who shall remain fully liable for all payments due hereunder. All notices hereunder shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, first class, registered or certified mail, postage prepaid, if addressed to the respective parties hereto at their addresses as shown in the corporate records of Paradigm.

        IN WITNESS WHEREOF, the Maker has executed this Note as of the date first above written.

Maker: John W. Gibson	Name:	/s/ JOHN W. GIBSON
Paradigm as secured party:

PARADIGM GEOTECHNOLOGY B.V., a company organized under the laws of The Netherlands

By	/s/ ILLEGIBLE

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PROMISSORY NOTE